CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1293 to Registration Statement No. 333-122917 on Form N-1A of our report dated August 29, 2019, relating to the financial statements and financial highlights of Power Tactical Allocation/JAForlines Fund, a fund of the Northern Lights Fund Trust, appearing in the Annual Report on Form N-CSR of the Northern Lights Fund Trust for the year ended June 30, 2019, and to the references to us under the headings "Financial Highlights" and “Independent Registered Public Accounting Firm” in the Prospectus, and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

August 7, 2020